Exhibit 99.1

925 North Eldridge Parkway Houston, TX 77079 Media Relations: 281-293-1149 www.conocophillips.com/media

NEWS RELEASE

March 3, 2020

ConocoPhillips Appoints Two New Members to its Board of Directors

HOUSTON – ConocoPhillips (NYSE: COP) announced today that its board of directors has elected Mr. David T. Seaton and Mr. Al Walker to serve as board members.

Mr. Seaton served as chief executive officer of Fluor Corporation from 2011 to 2019, and as chairman from 2012 to 2019. Mr. Seaton joined Fluor in 1985 and held numerous positions both in operations and sales globally during his tenure.

Mr. Seaton currently serves on the boards of The Mosaic Company and the National Association of Manufacturers. He is also chairman of the National Board of Governors of the Boys and Girls Clubs of America.

Mr. Walker served as president, chief executive officer and director of Anadarko Petroleum Corporation from 2012 to 2019, and was chairman of the board from 2013 to 2019. He joined Anadarko in 2005 as senior vice president-finance and chief financial officer, later serving as president and chief operating officer before becoming chief executive officer in 2012.

Mr. Walker currently serves on the boards of BOK Financial Corporation and Health Care Services Corporation, is vice chairman and a member of the Executive Committee of the Business Council, and is chairman of the board of trustees of the Houston Museum of Natural Science.

“Both David and Al bring valuable expertise to the ConocoPhillips board of directors,” said Ryan Lance, chairman and chief executive officer. “We are pleased to add two new directors with such extensive experience leading global companies and deep understanding of the E&P industry. We look forward to benefiting from their knowledge and guidance.”

The appointment of Mr. Seaton and Mr. Walker increases the number of ConocoPhillips directors to 13, of which 12 are independent. Mr. Seaton and Mr. Walker will serve on the Public Policy Committee and Audit and Finance Committee of the ConocoPhillips board.

About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $71 billion of total assets, and approximately 10,400 employees as of Dec. 31, 2019. Production excluding Libya averaged 1,305 MBOED for 2019, and proved reserves were 5.3 BBOE as of Dec. 31, 2019. For more information, go to www.conocophillips.com.

Contacts

John Roper (media)

281-293-1451

john.c.roper@conocophillips.com

Investor Relations

281-293-5000

investor.relations@conocophillips.com

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CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as "anticipate," "estimate," "believe," “budget,” "continue," "could," "intend," "may," "plan," "potential," "predict," “seek,” "should," "will," “would,” "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced dispositions or acquisitions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions, acquisitions or our remaining business; business disruptions during or following our announced dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.